Exhibit 99.3

one and Markforged Merger Announcement

Conference Call Script February 24, 2021

Operator

Good morning ladies and gentlemen. Welcome to the Markforged and one Conference Call. We appreciate everyone joining us today. The information discussed today is qualified in its entirety by the information contained in the Form 8-K, including the exhibits thereto, that is being filed by one, today with the SEC, which may be accessed on the SEC’s website at www.sec.gov. In conjunction with today’s discussion we will be referring to an investor presentation, a copy of which is being filed as Exhibit 99.2 to the aforementioned Form 8-K.

You are encouraged to follow along and carefully review the disclaimers included therein. Please note that this call has been prerecorded and so a Q&A session will not be conducted as part of today’s presentation. Before we begin, I would like to note that this call may contain forward-looking statements, including one and Markforged expectations of future financial and business performance and conditions, the industry outlook and the timing and completion of the transaction.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions, and they are not guarantees of performance. You are encouraged to read the Form 8-K and the accompanying press release and investor presentation, as well as one other filings with the SEC for a discussion of the risks that can affect the business combination and the business of Markforged after completion of the proposed transaction.

Hosting today’s call is Kevin Hartz Co-founder of one. With that I will turn the call over to Kevin.

Kevin Hartz – Co-founder and CEO of one

Good morning and welcome everyone. I am Kevin Hartz, the co-founder of one, a special purpose acquisition company. We created one with the intention of investing in a company with a differentiated strategy, a clear and growing market opportunity, and an exceptional management team. I am joined today by Markforged Co-Founder Greg Mark and, President & CEO Shai Terem.

Along with my other colleagues, we have spent our careers building companies in the innovation economy. This is the lens through which we evaluated potential partner companies. For me personally, I have founded and taken public two companies, Xoom which was sold to PayPal, and Eventbrite where I remain Chairman of the Board. Subsequently, I have served as an early-stage investor and advisor to successful start-ups including PayPal, Pinterest, Uber, Airbnb, Trulia, OpenDoor, Gusto, Joby Aviation, and Newfront Insurance. These points provide context to analyzing prospective merger partners. We have a successful track record in recognizing what contributes to a successful, sustainable company: great management teams, a clear competitive advantage, and an enormous market opportunity.

After evaluating nearly 200 companies, I am particularly excited to announce our partnership with Markforged. Markforged is a US-based manufacturer of 3D printers, software and materials which is reinventing manufacturing by continuously improving and transforming the way engineers, designers and manufacturing professionals operate all over the world. Notably, we are confident Markforged fits the investment criteria I mentioned.

First, it has a visionary and hard-working management team. Greg Mark and David Benhaim, who co-founded the company, are brilliant MIT grads who have architected an elegant system of hardware and software. This is finally the answer to countless manufacturing needs in a way that is uniquely simple, cost effective and incredibly functional and reliable. The operating team is led by Shai, a digital printing technology industry veteran. In his last position as President of the Americas at Kornit, Shai led a very aggressive and successful restructuring of the region and prior to that led several operational responsibilities within Stratasys while he was the Americas VP of Finance & Operations.

Second, Markforged provides a solution for countless companies looking to improve their supply chains and solve the issue of manufacturing inefficiencies and waste. This is clearly a growing trend, especially even more so now after the global COVID 19 pandemic. For many years, additive manufacturing has promised a solution to these limitations of traditional manufacturing. Markforged has figured out how to build a platform capable of producing industrial grade end-use parts for mission critical use cases in a cost-effective and accessible way.

The Markforged opportunity is tremendous with demand across many verticals. The growth they have already demonstrated, is impressive. Since their founding in 2013, they already have an install base of approximately 10,000 active 3-D printers and generated approximately $70 million in revenue in 2020, with very attractive gross profit margins. Through 2025 we estimate the company will have more than 70,000 printers installed, driving over $700 million in annual revenue.

Finally, I want to affirm our confidence in Markforged. We truly see this additive 2.0 company as the next great opportunity. To that end, we intend to stick around for its growth and the value we believe will be created for its shareholders over time. With that I will turn the call to Greg Mark, Co-Founder & Chairman of Markforged.

Greg Mark – Markforged Co-founder

Thank you Kevin and the entire one team.

In order to understand what we have created with Markforged and the meaningful potential market opportunity that we are addressing, it is helpful to take a moment to understand the current state of the manufacturing industry, and more importantly, its limitations. In short, the current construct of traditional manufacturing results in tremendous overall waste. Several of the elements contributing to this waste include severe limitations to design flexibility, a shrinking skilled manufacturing workforce, and the inability to effectively respond to supply chain disruption. The net result is that approximately 20% of every dollar is wasted in traditional manufacturing.

Markforged offers a solution to each of these issues by providing an exponentially better way to produce industrial strength parts using a wide range of proprietary materials to address a broad range of applications. Our additive manufacturing platform is simple to use, robust, smart and provides a high and tangible customer ROI. Our 3D printers give our customers the best of both worlds - the strength of the high end printer, and the ease of use and accessibility of a desktop machine.

The combination of our software, printers and materials is what truly differentiates Markforged. The design of our machines is simple, yet allows for highly customizable applications. It can be used by anyone from a high school student, to a fortune 100 manufacturing company, to an aerospace engineer. It is highly designed with nothing in excess, which results in both best in class reliability in 3D printing as well as very attractive margins for a hardware product.

Our products are software driven and we are continually updating to drive faster innovation and speed. Our large fleet of connected printers in the field generate data to power our AI-learning algorithms that make our printers smarter with each part that they print. We push over-the-air updates to customers and allow them to continually benefit from our improvements such as faster printing speeds and reduction in the gas needed to power our metal sintering furnaces. Additionally, we offer a wide range of options when it comes to materials, allowing customers to replace traditionally manufactured steel and aluminum end-use parts. These include proprietary, exceptionally-strong and lightweight Continuous Fiber Reinforcement (CFR) composites and easy-to-print metals. Furthermore, we have robust intellectual property in a variety of metals and continuous fibers with over 170 patents issued and pending.

Our goal is to provide a simple, cost effective, yet reliable solution to manufacture mission critical parts. This need became even more evident as the global pandemic created a macroeconomic supply chain shock. Markforged is helping companies build resilient supply chains today.

I would now like to introduce Shai, our President & CEO who will continue to discuss our go-to-market strategy, growth opportunity and financial performance overview.

Shai Terem – Markforged President & CEO

Thank you Greg. I joined Markforged approximately a year and a half ago, having been in the digital printing industry for a number of years and worked for other industry leading companies like Kornit and Stratasys. The differentiated approach and technologies that Greg just discussed are what compelled me to join. Markforged is not another prototyping company. Our customers use our solutions today to replace steel and aluminum end use parts and optimize their supply chains and product capabilities. Markforged has a clear path to scalable and profitable growth, fueled by a strong global distribution partner network covering over 70 countries, compelling gross margins and strong, expanding unit economics and a growing stream of recurring revenue.

In terms of go-to-market strategy, we have partnerships with more than 100 certified channel partners with global coverage. Our customers include blue-chip companies, including leading aerospace, automotive and major US Armed Forces branches. Most of the parts they create on the Markforged platform are for mission critical and demanding applications, in which our customers cannot take the risk of part failure if it is on the manufacturing floor, the battle field or space.

We preserve our price integrity by focusing on mission critical parts, while at the same time provide customers with cost and time efficiencies. Markforged reduces production time to a couple of days for applications which take several weeks or months to produce using traditional methods. In terms of cost savings, parts that cost in the range a few hundred to more than 10,000 dollars to produce using traditional methods, would cost customers between ten and a few hundred dollars using the Markforged platform. Given that level of savings that they realize, we are able to maintain a healthy margin on our materials. The Company has printed more than ten million parts, solving problems across the entire product development lifecycle from R&D to MRO (maintenance, repair and operations).

Our strategy is to achieve balanced growth between acquiring new accounts and expansion of existing accounts. Today, we have about 10,000 happy customers and we see a clear path to exceed 70,000 manufacturing facilities in 2025. With relevant applications across automation, aerospace, military and defense, space exploration, healthcare and medical, and automotive industries, we lead into a projected a total addressable market of more than $118 billion by 2029. Our current growth is comprised of both new customers and expansion with existing accounts. Today, we already see about 30% of our revenue generated through a stream of recurring revenue consisting primarily of consumables, service and software.

In terms of financial performance, in 2020 we generated approximately $70 million of revenues, having realized a 70% CAGR since 2015. As we continue to innovate and execute on our vision, we project revenues of approximately $700 million in 2025.

Due to the intentional design of the printers that Greg discussed, the proprietary nature of our materials and the critical applications for our customers, we enjoy attractive gross margins. In 2020 we realized approximately 56% gross margins, and through increased scale and operating leverage expect margin expansion to approximate 62% in 2025.

Finally, we project achieving profitability in four years. Our business is extremely capital efficient, and we achieved our current level of sales having used only approximately $80 million of the capital invested. We anticipate that the next three years will continue to be a net investment period, as we continue to scale and invest in future product development, and then expect to meaningfully benefit from operational leverage in later years.

In summary, Markforged solves a real problem for thousands of current and potential customers. We have the right team and the right product, a proven operating model with a strong track record of revenue growth since inception, attractive gross margins, and compelling unit economics providing a clear path to profitability over the next several years. We believe that Markforged is poised to capture considerable share of market over time with our differentiated approach. With that, we thank you for your time and look forward to speaking with you in the future.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by one that will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of one to vote on the business combination. one urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about one, Markforged and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of one as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: one, 16 Funston Avenue, Suite A,      The Presidio of San Francisco, San Francisco, California 94129, Attention: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

one and Markforged and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this document under the rules of the SEC. Information about the directors and executive officers of one is set forth in one’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on August 19, 2020 and is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to: one, 16 Funston Avenue, Suite A, The Presidio of San Francisco, San Francisco, California 94129, Attention: Secretary. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the one shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This document is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of one, the combined company or Markforged, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Special Note Regarding Forward-Looking Statements

This document contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this document, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this document include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the transaction, the expected new investors in the combined company, assumptions relating to redemptions, the expected proceeds of the transaction and the anticipated uses of those proceeds, the equity value, cash position and initial market capitalization of the combined company, the benefits of the transaction, the expected ownership of current Markforged shareholders following the closing of the transaction, as well as statements about the expected growth of the additive manufacturing industry, the combined company’s competitive position in the industry, the anticipated growth of the combined company, the increased adoption of its products, and the expected benefits of product innovation. We cannot assure you that the forward-looking statements in this document will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the risk that the approval of the shareholders of one for the potential transaction is not obtained; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the ability of the combined company to grow and manage growth profitably and retain its key employees; the amount of redemption requests made by one’s shareholders; the inability to obtain or maintain the listing of the combined company's securities following the business combination; costs related to the business combination; and those factors discussed under the header “Risk Factors” in the registration statement on Form S-4 to be filed by one with the SEC and those included under the header “Risk Factors” in the final prospectus of one related to its initial public offering. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this document represent our views as of the date of this document. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this document.

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